INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Eaton Vance Insured Pennsylvania Municipal Bond Fund on Form N-2 of our report dated November 15, 2002, relating to the financial statement of Eaton Vance Insured Pennsylvania Municipal Bond Fund as of November 14, 2002 included in the Statement of Additional Information, which is part of this registration statement.

We also consent to the references to our Firm under the heading "Independent Auditors" in the Prospectus and Statement of Additional Information, which are part of this registration statement.


DELOITTE & TOUCHE LLP
Boston, Massachusetts
December 10, 2002